INSIDER TRADING POLICY

NEWAMSTERDAM PHARMA COMPANY N.V.

INTRODUCTION

Article 1

This document sets out the Company's insider trading policy.

DEFINITIONS AND INTERPRETATION

Article 2

2.1
In this policy the following definitions shall apply:

Article	An article of this policy.
Board	The Company's board of directors.
CEO	The Company's chief executive officer.
Chairperson	The chairperson of the Board.
Company	NewAmsterdam Pharma Company N.V.
Company Group	The Company and its Subsidiaries collectively or, where the context so requires, any of them individually.
Company Security

A security, derivative or other financial instrument issued by or relating to the Company, including:

a.
Shares;
b.
depository receipts for Shares;
c.
options, warrant, futures, swaps, forward rate agreements and other derivative contracts relating to Shares; and
d.
debt instruments of the Company.

Compliance Officer	The Company's compliance officer.
Director	A member of the Board.
Immediate Family Members

Any spouse, civil partner, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother or father- in-law, son or daughter-in-law, or brother-in-law or sister- in-law (as well as other marital or adoptive relationships).

Inside Information	Material non-public information relating to the Company and/or any other member of the Company Group.

Information about the Company Group is “material” if it could reasonably be expected to affect the investment decisions of a stockholder or potential investor or if disclosure of the information could reasonably be expected to significantly alter the total mix of information in the marketplace about the Company Group. Material information is “non-public” if it has not been disseminated in a manner making it available to investors generally.

Insider

Any (i) Director, employee or officer of the Company Group, (ii) external contractor or consultant working for a Company Group who has access to Inside Information,

(iii) any person living in the same household as, or any person or entity whose transactions in Company Securities are subject to an Insider’s control or influence (such as Immediate Family Members that do not reside with an Insider but who consult with the Insider before they trade or transfer Company Securities) and (iv) any other individuals whom the Chief Compliance Officer may designate as an “Insider” given access to Inside Information about the Company.

Nasdaq	The Nasdaq Stock Market LLC
Rule 10b5-1	Rule 10b5-1 under the Securities Exchange Act of 1934, as amended.
Section 16 Officer	Board-designated “Section 16 officers”.
Senior Leadership Team	The officers of the Company serving on the CEO-designated “Senior Leadership Team”.
Share	An ordinary share in the Company's capital.
Subsidiary	A subsidiary of the Company within the meaning of Section 2:24a of the Dutch Civil Code.
Trading Window

The start of the second trading day on Nasdaq following an earnings release (or other public disclosure) by the Company with respect to the preceding financial period until the close of trading on Nasdaq on the last calendar day of the then current financial quarter.

2.2
References to "transactions" in Company Securities include sales, purchases or other acts consisting of or aimed at acquiring or disposing of such Company Securities (either directly or indirectly and for one's own account or the account of another person), but exclude the grant or exercise of options for, or other rights to acquire, Company Securities under any equity or incentive plan established by the Company (provided that subsequent transactions in Company Securities acquired pursuant to the exercise of such options or rights shall be subject to this policy).
2.3
References to statutory provisions are to those provisions as they are in force from time to time.
2.4
Terms that are defined in the singular have a corresponding meaning in the plural.
2.5
Words denoting a gender include each other gender.

2.6
Except as otherwise required by law, the terms "written" and "in writing" include the use of electronic means of communication.

PROHIBITIONS FOR INSIDERS AND TRADING REQUIREMENTS FOR SENIOR LEADERSHIP TEAM

Article 3

3.1
Without prejudice to the relevant restrictions and prohibitions under applicable law concerning insider trading and market manipulation, Insiders are prohibited from:
a.
directly or indirectly conducting or recommending a transaction in Company Securities when the Insider has knowledge of Inside Information, subject to the exceptions provided for by applicable law, including if it concerns a transaction conducted in discharge of an enforceable obligation that already existed at the time the Insider became acquainted with such Inside Information (and in those cases only with the prior written approval of the Compliance Officer);
b.
engaging in hedging transactions, including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds or other derivatives, that are designed to hedge or speculate on any change in the market value of Company Securities;
c.
selling Company Securities within six months after having purchased such Company Securities, not including the purchase of Company Securities acquired through the exercise of an option grant or an employee stock purchase plan established by the Company (Section 16 Officers are subject to additional restrictions set forth Article 8);
d.
purchasing or writing options on Company Securities or short-selling Company Securities; and
e.
pledging Company Securities, including by purchasing Company Securities on margin or holding Company Securities in a margin account.
3.2
Insider shall provide his full cooperation to the Compliance Officer in any inquiry in relation to such Insider as referred to in Article 7.3, including by providing (or instructing and authorising his bank, investment manager, broker or other institution where his securities account(s) is/are being administered to provide) the Compliance Officer with any information as may reasonably be requested by the Compliance Officer.
3.3
Each Insider shall take note of, and shall comply with, the requirements under applicable law concerning the notification and disclosure of his actual and deemed shareholdings (or other voting and economic interests) in the Company, net and gross short positions in relation to the Company, and transactions conducted in Company Securities. If any Insider is in doubt as to his notification and disclosure obligations in this respect, he/she should consult the Compliance Officer.
3.4
Insiders are also prohibited from directly or indirectly conducting or recommending a transaction in the securities of another company or corporation, if the Insider learns in the course of his position with the Company Group material non-public information, or otherwise confidential information, about such other company or corporation that is likely to affect the value of those securities.
3.5
Transactions shall include transactions conducted by:
a.
all trusts, family partnerships and other types of entities formed for an Insider’s benefit or for the benefit of an Insider’s Immediate Family Member and over which the Insider has the ability to influence or direct investment decisions concerning securities;
b.
all persons who execute trades on the Insider’s behalf; and
c.
all investment funds, trusts, retirement plans, partnerships, corporations and other types of entities over which the Insider has the ability to influence or direct investment decisions concerning securities; except for any such entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if the entity has established its own insider trading controls and procedures in compliance with applicable securities laws and it (or an affiliated entity) has represented to the Company Group that its affiliated entities: (a) engage in the investment of securities in the ordinary course of their respective businesses; (b) have established insider trading controls and procedures in compliance with securities laws; and (c) are aware the securities laws prohibit any person or entity who has material non-public information concerning the Company Group from purchasing or selling securities of the Company Group or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities.
3.6
Providing material non-public information about the Company Group to another person who may trade or advise others to trade on the basis of that information is known as “tipping” and is illegal. Insiders are prohibited from providing material non-public information about the Company Group to a friend, relative, or anyone else who might buy or sell a security or other financial instrument on the basis of that information, whether or not the Insider intends to or actually does realize a profit (or any other benefit) from such tipping. Additionally, Insiders are prohibited from recommending to any person that such person engage in or refrain from engaging in any transaction involving the Company Group’s securities, or otherwise give trading advice concerning the Company Group’s securities, if such Insider is in possession of material non-public information about the Company Group.
3.7
Members of the Senior Leadership Team shall only be permitted to transact the Company’s Securities through the adoption of a Compliant Plan pursuant to Article 6.1, unless such officer (i) is purchasing shares from the Company pursuant to a cash exercise of an option grant or pursuant to an employee stock purchase plan established by the Company, or (ii) has received prior approval for the transaction from the Compliance Officer, the Board of Directors, or a Committee thereof.

TRADING WINDOW

Article 4

4.1
Subject to Articles 3.1 and 5.1, transactions by Insiders in Company Securities are only permitted:
a.
during a Trading Window; or

b.
outside a Trading Window for reasons of exceptional personal hardship and subject to prior review by the Compliance Officer, provided that, if the Compliance Officer wishes to trade outside a Trading Window, such trade shall be subject to prior review by the CEO.
4.2
At times the Company may determine that Insiders are not permitted to conduct transactions in Company Securities even during a Trading Window. No reasons may be provided and the closing of a Trading Window itself may constitute Inside Information that should not be communicated.
4.3
The restrictions in this Article 4 do not apply to:
a.
transactions in Company Securities conducted by Insiders pursuant to a Compliant Plan under Article 6;
b.
the acceptance of Company Securities under an equity or incentive plan established by the Company;
c.
the exercise of options for or the exercise of similar rights to Company Securities under an equity or incentive plan established by the Company, provided there is no sale of Company Securities in connection with such exercise, including sales to cover the exercise price or taxes;
d.
purchasing shares from the Company pursuant to an employee stock purchase plan established by the Company; and
e.
donations or other transfers for no consideration, provided, however, that the recipient agrees not to sell the Company Securities until such Insider would be permitted to sell such Company Securities.

PRE-CLEARANCE

Article 5

5.1
All transactions in Company Securities (including the creation or modification of a pre- arranged trading plan) by Insiders must be pre-cleared by the Compliance Officer in advance of the proposed transaction, provided that, if the Compliance Officer wishes to perform such a transaction, this shall be subject to pre-clearance by the CEO. Pre-clearance may be granted for the remainder of the current Trading Window or for such shorter period as determined by the Compliance Officer (or CEO, as applicable).
5.2
Pre-clearance under Article 5.1 may be delayed or denied at the discretion of the Compliance Officer or the CEO, as applicable, without providing any reason for such decision.
5.3
Notwithstanding the pre-clearance process under this Article 5, it is each Insider's responsibility to determine whether he/she is in possession of Inside Information, and neither an open Trading Window nor pre-clearance of a transaction absolves the Insider from the general prohibition of trading on Inside Information.

PRE-ARRANGED TRADING PLAN

Article 6

6.1
Performing transactions in Company Securities under a pre-arranged trading plan is not deemed a violation of this policy, even if the Insider is in possession of Inside Information at the time such a transaction is executed under such plan, provided that such plan meets the following conditions (a “Compliant Plan”):
a.
the Insider must enter into a binding contract or written plan with a licensed brokerage firm or other fiduciary that holds discretionary authority over the plan;
b.
the plan specifies the amount, price and date on which Company Securities are to be purchased or sold (or a formula for making such determinations);

c.
the plan is established (or modified) in compliance with the requirements of Rule 10b5-1 and this Article 6.1, including the requirement that the Insider makes a written representation that he/she is establishing (or modifying) the plan (i) in good faith, (ii) not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, and (iii) at a time when the Insider does not possess Inside Information and a Trading Window is open;
d.
an Insider adopting a new or modified plan may not have any other outstanding plan, and may not subsequently enter into any additional plan, subject to certain exceptions. No individual will be permitted to use more than one single-trade plan in any 12-month period;
e.
all new or modified plans must provide for a “cooling off” period before purchases and sales can occur under the plan. For a Director or Section 16 Officer, no purchases or sales under the plan can occur until the later of (i) 90 days after the adoption or modification of the plan and (ii) two business days following disclosure of the Company’s financial results in a Form 10-Q (or Form 6-K) or Form 10-K (or Form 20-F) for a completed fiscal quarter in which the plan was adopted or modified; provided that in no event will the required cooling off period be longer than 120 days after adoption or modification of the plan. No purchases or sales under a plan for an Insider other than a Director or Section 16 Officer may be made until 30 days after adoption or modification of the plan;
f.
any modification to the amount, pricing, or timing of purchases or sales of securities under a plan will constitute the termination of the plan and adoption of a new plan, which means that any such modification will trigger the need for the new trading plan to satisfy all of the elements of Rule 10b5-1, including a new cooling off period before trading can begin again;
g.
the plan prohibits the Insider from later asserting any influence over any person who exercises discretion as to how, when or whether to effect the transactions under such plan;

h.
the plan allows for the cancellation of a transaction and/or suspension of the plan upon notice and request by the Company to the Insider if the proposed transaction fails to comply with applicable laws or would create material adverse consequences for the Company;
i.
the plan may be terminated by the Insider at any time subject to prior consultation with the Compliance Officer or, if the Insider is the Compliance Officer, the CEO; and
j.
the plan and any modifications thereof are approved by the Compliance Officer or, if the Insider is the Compliance Officer, the CEO, which approval may be delayed or denied at his sole discretion without providing any reason for such decision.
6.2
Transactions in Company Securities by an Insider pursuant to an approved pre-arranged trading plan as described in Article 6.1 will not require pre-clearance under Article 5 at the time of the transaction. Notwithstanding any pre-clearance of a trading plan, neither the Company, nor the Directors, the Compliance Officer or other officers of the Company assume liability for the consequences of any transaction made pursuant to such plan.

COMPLIANCE OFFICER

Article 7

7.1
The Compliance Officer shall be the Chief Legal Officer or such other individual as appointed by the Board.
7.2
The Compliance Officer shall have the duties and powers conferred on him/her by this policy and such other duties and powers as the Board may confer on him/her from time to time. The Compliance Officer shall have the authority to delegate the duties and powers conferred on him/her by this policy as needed and in his/her discretion.
7.3
The Compliance Officer may hold an inquiry, or procure an inquiry to be held, into the transactions in Company Securities conducted by, at the instruction of, or for the benefit of any Insider. The Compliance Officer shall report the outcome of such an inquiry in writing to the CEO (or to the Chairperson, if such inquiry concerns the CEO). The CEO (or the Chairperson, if the inquiry concerns the CEO) shall report his findings and conclusions concerning the inquiry in writing to the Insider concerned.
7.4
If an Insider has a question about this Insider Trading Policy, including whether certain information is material or has been made public, such Insider should consult with the Compliance Officer. In addition, if an Insider violates this Insider Trading Policy or any federal or state laws governing insider trading or know of any such violation by any director or employee of the Company, such Insider should report the violation immediately to the Compliance Officer.

COMPLIANCE WITH SECTION 16 AND RULE 144

Article 8

8.1
Insiders who are also directors or Section 16 Officers are responsible for compliance with Section 16 of the Exchange Act and Rule 144 of the Securities Act of 1933 in connection with their transactions in Company Securities. The requirements of this Policy do not supersede the required compliance with an Insider’s obligations under Section 16 or Rule 144.
8.2
Section 16 Reporting Obligations. Directors and Section 16 Officers should be aware that most transactions in Company Securities are subject to two business day reporting requirements under Section 16(a) of the Exchange Act. The Company’s policy is to assist directors and Section 16 Officers in completing and filing their individual Section 16 reports. It is important that the Chief Legal Officer receive prompt notice of reportable transactions, so that the Company can assist in filing the required reports on a timely basis.
8.3
Section 16 Trading Restrictions.
a.
Under Section 16(b) of the Exchange Act, any profit realized by a Section 16 Officer, director or any stockholder owning more than 10% of a public company’s securities (“10% Holder”) on a “short-swing” transaction (i.e., a non-exempt purchase and sale, or non-exempt sale and purchase, of the Company’s equity securities within a period of less than six months) must be disgorged to the Company upon demand by the Company or a stockholder acting on the Company’s behalf.
b.
Under Section 16(c) of the Exchange Act, Section 16 Officers, directors and 10% Holders are prohibited from effecting “short sales” of the Company’s equity securities. A “short sale” is one involving securities which the seller does not own at the time of sale, or, if owned, are not delivered within 20 days after the sale or deposited in the mail or other usual channels of transportation within five days after the sale.

8.4
Rule 144. Directors and Section 16 officers are required to file a Form 144 before making open market sales of Company Securities. This form is generally prepared and filed by an such Insider’s broker.

POST EMPLOYMENT TRANSACTIONS

Article 9

9.1. The trading restrictions of this Policy apply to all Insiders who are aware of material non-public information when they terminate employment or services. Such Insiders may not trade in Company Securities until that information has become public or is no longer material. In all other respects, the pre-clearance procedures and blackout periods set forth in this Policy will cease to apply to such Insiders transactions in Company Securities at the time of such person’s termination of employment or services.

CONSEQUENCES OF VIOLATIONS

Article 10

10.1 Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as the laws of foreign jurisdictions. Punishment for insider trading violations is severe and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” within the organization if they fail to take reasonable steps to prevent insider trading by company personnel.

10.2 An individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law.

AMENDMENTS, GOVERNING LAW AND JURISDICTION

Article 11

11.1 Pursuant to a resolution to that effect, the Board may amend or supplement this policy, subject to ongoing compliance with applicable law and stock exchange requirements.

11.2 This policy shall be governed by and shall be construed in accordance with the laws of the Netherlands. Any dispute arising in connection with this policy shall be submitted to the exclusive jurisdiction of the competent court in Amsterdam, the Netherlands.

Last updated: October 8, 2025